CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on July 30, 2014 pertaining to the Share Option Plan for Employees, Officers, Directors, and Consultants of CGI Group Inc., its Subsidiaries and its Associates, of our reports dated November 13, 2013, with respect to the consolidated financial statements of CGI Group Inc. and the effectiveness of internal control over financial reporting of CGI Group Inc. included in its Annual Report [Form 40-F] for the year ended September 30, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP1
Montreal, Canada
July 30, 2014

1CPA Auditor, CA, public accounting permit no. A112431